Exhibit 99

NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

FD
Brian Ritchie / Theresa Kelleher
212-850-5600

For Release:  4:30 PM Eastern – January 4, 2008

CONMED Announces Resignation of Company’s CONMED Linvatec
Subsidiary President

Joseph J. Corasanti, CEO and President of CONMED, to Assume Interim
Leadership Role at Company’s Orthopedic Unit

Utica, New York, January 4, 2008 ----- CONMED Corporation (Nasdaq: CNMD) announced today that Mr. Gerald G. Woodard, President of the Company’s CONMED Linvatec subsidiary has resigned, effective January 30, 2008, to become CEO of SRI Surgical, a publicly traded company that provides central processing and supply chain management services to hospitals and surgery centers.  CONMED has begun a search for his successor.  In the interim, Mr. Joseph J. Corasanti, CEO and President of CONMED, will lead the management team of CONMED Linvatec, based in Largo, Florida.

“This is a wonderful opportunity for Gerald and all of us within the CONMED organization wish him success in his future endeavors.  Over the past seven years, Gerald has supervised the Company’s orthopedic product offering and developed an organization built on customer service.  We are confident that this change will have no material affect on our business, and I look forward to working closely with our orthopedic team while we search for the most appropriate candidate,” noted Mr. Corasanti.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and patient monitoring.  The Company’s products serve the clinical areas of sports medicine-arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies.  Surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology use the Company’s medical devices.  Headquartered in Utica, New York, the Company’s 3,200 employees distribute its products worldwide from several manufacturing locations.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis.  The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.  The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.

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